UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tejon Ranch Co. Successfully Executing Proven Value-Creation Strategy

For Our Shareholders

Urges Shareholders to Vote “FOR” ONLY Tejon’s Highly Qualified Director Nominees on the Company’s WHITE Proxy Card TODAY

Bulldog’s Short-Sighted Campaign Risks Derailing Decades of Important Work and Shareholder Investment and is Not Aligned with the Best Interests of Shareholders

TEJON RANCH, Calif., April 18, 2025 – Tejon Ranch Co. (NYSE:TRC), (“Tejon” or the “Company”), a diversified real estate development and agribusiness company, today mailed a letter to shareholders in connection with its upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 13, 2025.

Tejon Ranch urges shareholders to vote “FOR” the Company’s director nominees only, which are located on the Company’s WHITE proxy card, and withhold votes from Bulldog Investors’ nominees. The full text of the letter follows:

Dear Fellow Tejon Ranch Shareholders,

We are reaching out to you directly because your vote on the Company’s WHITE proxy card ONLY “FOR” Tejon’s 10 director nominees is critical to preserving the value of your investment.

By voting, you have the power to protect your investment from Bulldog Investors’ (“Bulldog”) short-sighted, self-serving and last second campaign. Despite attempting to take control of nearly 30% of the Tejon Board of Directors (“Board”), Bulldog has presented shareholders with nothing but questions. Even more concerning, Bulldog appears to have no plan beyond choking off investment to Tejon’s highly valuable residential development projects – putting at risk years of entitlement and execution progress by the Company on behalf of our shareholders. Bulldog’s failure to articulate a value creation plan demonstrates a lack of the planning, analysis and thoughtfulness that is required to successfully oversee the execution of California real estate development, including the interconnected operations of Tejon.

Bulldog’s nominees have no meaningful experience in real estate, land development, or California-specific regulation, which are disciplines essential to governing a company like Tejon. Bulldog’s nominees also lack understanding of the Company’s many separate business assets, unlike the Company’s recommended Board nominees. Phillip Goldstein and Andrew Dakos have built their careers in closed-end funds, not at operating companies or land-based businesses. Their track record, even in that narrow field, is mediocre, with the funds they oversee regularly trading at discounts to net asset value1. Mr. Goldstein himself has publicly admitted that Bulldog’s involvement at Emergent Capital was a failure.2

[1]

All data as of April 17, 2025, via CEF Connect: 12.5% average discount at Special Opportunities Fund, Inc. over the last 52 weeks (Dakos and Goldstein are directors); 13.7% average discount at Total Return Securities Fund over the last 52 weeks (Dakos and Goldstein are directors); 8.6% average discount at High Income Securities Fund over the last 52 weeks (Dakos and Goldstein are directors); 26.3% average discount at Mexico Equity & Income Fund over the last 52 weeks (Goldstein is a director).

[2]	The Deal: Bulldog Investors’ Goldstein Calls Emergent Worst Activist Campaign (August 3, 2017)

Bulldog’s third nominee, Aaron Morris, is closely tied to Bulldog. He has repeatedly acted as Bulldog’s litigation counsel and appears to have been nominated primarily to serve Bulldog’s interests, not the interests of all shareholders,3 on which the Company-recommended nominees are focused.

Electing the Bulldog nominees would hand over strategic oversight of your Company, which is located in the most complex business climate in the U.S., to individuals with a history of poor shareholder outcomes. That’s a risk Tejon’s shareholders should not accept.

Tejon’s Proven History of Success in Development and

Obtaining Key Land Use Entitlements Creates Long-Term Value

In stark contrast, our shareholders made their investments in Tejon because the Company is executing the right, long-term strategy to maximize the value of the unique asset that is the Ranch. One of our differentiating core competencies is our impressive track record of securing and defending land use approvals and then executing development, especially in California’s challenging regulatory environment. The Company’s recommended nominees understand that the barriers of entry into California real estate are only becoming more pronounced and, as a result, the Company’s achievements to date are extremely valuable for Tejon’s shareholders going forward. Bulldog’s nominees appear to disregard this basic California principle.

For real estate assets like Tejon, the value differential between raw land and fully entitled commercial, industrial and residential land is immense. Tejon has been deliberately investing the time, effort and resources to entitle Tejon’s land holdings into valuable master planned communities (“MPCs”) over many years. This includes, after proceeding through the difficult and unique California entitlement process, successfully executing construction, sales, leasing and developing cash generating assets for our shareholders. In other words, Tejon’s Board and executive team have been taking the right steps to realize that immense value differential for our shareholders. What Tejon’s investors understand – and Bulldog seems to not understand – is that in real estate, a finite short-term focus can destroy compounding long-term value.

[3]

Press Release: Special Opportunities Fund Provides Update On FAST Acquisition Corp. Settlement (May 6, 2024); Press Release: Bulldog Investors Sues To Prevent “Claw Back” Lawsuits Against Public Stockholders of Bankrupt SPAC (February 16, 2024); Law 360: First Trust Sued For Denying Activist’s Trustee Nominees (May 10, 2023)

Tejon has a decades-long track record of creating value by entitling MPCs and successfully defending them against litigation in an extremely challenging California regulatory environment. Furthermore, our success in progressing our MPCs – including the highly successful Tejon Ranch Commerce Center (“TRCC”) – has been due in large part to our strong working relationships with local, state and federal decision makers. Investors know that “all real estate is local,” and Bulldog’s proposal to cease investment in the MPCs not only jeopardizes future value creation — it risks undermining the trust, goodwill and brand equity we’ve built with the very stakeholders who have supported our projects and risked their reputations on obtaining approvals for Tejon Ranch master plans and projects. The Board strongly believes that introducing Bulldog’s nominees and their lack of the necessary qualifications, relationships or real estate experience would put our Company at risk.

Long-Term, Strategic Approach to Development Drives Virtuous Value Cycle

Tejon shareholders are already benefiting from our focused efforts. Our proven value creation strategy is generating recurring revenues and cash flows from our successful TRCC MPC. TRCC was created using the same land use entitlement process as our other MPCs – Mountain Village, Grapevine and Centennial. Now Bulldog wants Tejon to cease our investments in the very assets that are the building blocks of our strategic plan for future shareholder value creation and cash flow generation. The 10 years of securing approvals at TRCC have produced more than $110 million of cumulative cash flow from commercial and industrial development.

MPC development requires long-term, strategic planning to optimize the value and interconnectivity of all assets. Tejon takes a measured and purposeful approach to strategic reinvestment in our landholdings as we advance our projects. To this end, Tejon has reduced discretionary land use entitlement spending for its MPCs by 38% over the past five years as our MPCs have secured entitlements and we have successfully defended them against litigation which our shareholders understand is capital intensive. We have been successful in spreading our risks across different investments and by utilizing partnerships. Moreover, we were 2 1⁄2 times oversubscribed in a 2017 rights offering and have continued to advance our approval efforts without requiring additional shareholder equity due to our prudent capital allocation. Additionally, Company headcount has decreased by nearly half over the past ten years as Tejon has outsourced portions of its business, while still building internal execution knowledge and becoming more efficient. All of this is being accomplished by maintaining very low debt on our balance sheet.

Tejon’s Board is Best Positioned to Continue our Value Creation Strategy

Tejon’s directors are best equipped to oversee our unique and complex business strategy, and the very difficult land use entitlement process required to derive value from it. Our directors bring skills and expertise that are crucial to our business, particularly as it relates to California’s commercial and residential real estate industry. Their leadership, knowledge and commitment are exactly what Tejon needs to thrive going forward into a great execution and development phase of our business.

If Bulldog succeeds in its misguided campaign, the long-term value of Tejon will be significantly compromised.

Bulldog has only recently accumulated shares in Tejon, with the aim of making a quick return. We believe Bulldog’s short-term focus would erase decades of hard work, shareholder investment and value over the long-term and delay shareholder returns.

Since Bulldog can cumulate votes at the shareholder meeting, it has an outsized influence compared to its position in Tejon. We urge you to vote ONLY in favor of Tejon’s 10 nominees on the Company’s WHITE proxy card and withhold all votes from Bulldog’s nominees. Your support is essential to preserving Tejon’s ability to drive long-term value for shareholders and create a real path forward for real returns back to shareholders upon the future implementation of all our MPC’s.

Thank you for your continued support.

Sincerely,

The Tejon Ranch Co. Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD. WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 390-0450

All Others: (866) 796-7184

Email: TRC@dfking.com

Vestra Advisors is serving as financial advisor to Tejon and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness Company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.

Contacts:

Investors

Nicholas Ortiz

Tejon Ranch Co., Senior Vice President, Corporate Communications & Public Affairs

661-663-4212

nortiz@tejonranch.com

Media

Eric Brielmann / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449